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                                                               Page 1 of 7 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                  (RULE 13D-1)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13(D)-2(B)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*

                           SONUS PHARMACEUTICALS, INC.

                                (Name of Issuer)

                                  COMMON STOCK

                         (Title of Class of Securities)

                                    835692104
        -----------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 31, 2000
                  --------------------------------------------
             (Date of Event that Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which the
         Schedule is filed:

                  [ ]  Rule 13d-1(b)
                  [ ]  Rule 13d-1(c)
                  [X]  Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         CUSIP No. 835692104                         Page 2 of 7 pages
         ---------------------------------------------------------------
         (1) NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Horsley Bridge Partners, Inc.

                  16-1193261
         ----------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
                  Instructions)
                                                                    (a)     / /
                                                                    (b)     /x/
         ---------------------------------------------------------------
         (3)      SEC USE ONLY

         ---------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

         ---------------------------------------------------------------
                                               (5)          SOLE VOTING POWER
                                                                        0
                                               ---------------------------------
         NUMBER OF SHARES                      (6)           SHARED VOTING POWER
         BENEFICIALLY OWNED BY                                          0
         EACH REPORTING PERSON                 ---------------------------------
         WITH                                  (7)        SOLE DISPOSITIVE POWER
                                                                        0
                                               ---------------------------------
                                               (8)      SHARED DISPOSITIVE POWER
                                                                        0

         ---------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

         ---------------------------------------------------------------
         (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES (See Instructions)                             / /

         ---------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%
         ---------------------------------------------------------------

         (12)     TYPE OF REPORTING PERSON (See Instructions)

                  IA, CO
         ---------------------------------------------------------------

         CUSIP No. 835692104                         Page 4 of 7 pages
         ---------------------------------------------------------------
         (1) NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  S. Phillip Horsley
                  ###-##-####
         ----------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
                  Instructions)
                                                                     (a)     / /
                                                                     (b)     /x/
         ---------------------------------------------------------------
         (3)      SEC USE ONLY

         ---------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
         ---------------------------------------------------------------
                                               (5)             SOLE VOTING POWER
                                                                        0

                                               ---------------------------------
         NUMBER OF SHARES                      (6)           SHARED VOTING POWER
         BENEFICIALLY OWNED BY                                          0
         EACH REPORTING PERSON                 ---------------------------------
         WITH                                  (7)        SOLE DISPOSITIVE POWER
                                                                        0

                                               ---------------------------------
                                               (8)      SHARED DISPOSITIVE POWER
                                                                        0

         ---------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

         ---------------------------------------------------------------
         (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES (See Instructions)                             / /

         ---------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%
         ---------------------------------------------------------------

         (12)     TYPE OF REPORTING PERSON (See Instructions)

                  IN

         ---------------------------------------------------------------

         CUSIP No. 835692104                         Page 6 of 7 pages
         ---------------------------------------------------------------
         (1) NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Gary L. Bridge
                  ###-##-####
         ----------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
                  Instructions)
                                                                     (a)     / /
                                                                     (b)     /x/
         ---------------------------------------------------------------
         (3)      SEC USE ONLY

         ---------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
         ---------------------------------------------------------------
                                               (5)            SOLE VOTING POWER
                                                                        0
                                               ---------------------------------
         NUMBER OF SHARES                      (6)           SHARED VOTING POWER
         BENEFICIALLY OWNED BY                                          0
         EACH REPORTING PERSON                 ---------------------------------
         WITH                                  (7)        SOLE DISPOSITIVE POWER
                                                                        0
                                               ---------------------------------
                                               (8)      SHARED DISPOSITIVE POWER
                                                                               0
         ---------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

         ---------------------------------------------------------------
         (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES (See Instructions)                             / /

         ---------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%
         ---------------------------------------------------------------

         (12)     TYPE OF REPORTING PERSON (See Instructions)

                  IN
         ---------------------------------------------------------------

 Item 1.

         (a)      NAME OF ISSUER.  Sonus Pharmaceuticals, Inc.
                  --------------

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  -----------------------------------------------

                  22026 20th Avenue Southeast
                  Suite 102
                  Bothell, Washington  98021

Item 2.

         (a)      NAME OF PERSON FILING.
                  ---------------------

                  Pursuant to Rule 13d-1(f)(1) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13G Amendment No. 4 on behalf of Horsley Bridge Partners, Inc. ("HBP"),
         S. Phillip Horsley ("Horsley") and Gary L. Bridge ("Bridge"). HBP, Horsley and Bridge are sometimes hereinafter collectively referred to as the "Reporting Persons."

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  -----------------------------------------------------------

                  The principal business office of HBP, Horsley and Bridge is:

                                505 Montgomery Street
                                San Francisco, California  94111


         (c)      CITIZENSHIP.
                  -----------

                  HBP is organized in the State of Delaware.

                  Each of Horsley and Bridge is a citizen of the U.S.A.

         (d)      TITLE OF CLASS OF SECURITY.
                  --------------------------

                  Common Stock

         (e)      CUSIP NUMBER.
                  ------------

                  835692104

Item 3.

                  Not applicable.

Item 4.   OWNERSHIP.
          ---------

                  With respect to HBP, Horsley and Bridge:

                  (a)      Amount Beneficially Owned:                          0

                  (b)      Percent of Class:                                  0%

                  (c)      Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:
                                                                            None

                           (ii)  shared power to vote or to direct the vote:
                                                                            None

                           (iii) sole power to  dispose or to direct the
                                 disposition of:
                                                                            None

                           (iv) shared power to dispose or to direct the disposition of:
                                                                            None


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         HBP, Horsley and Bridge no longer own more than five percent of the outstanding common stock.


Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.

Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         -----------------------------------------------------------------------
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
---------------------------------------------------------

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ---------------------------------------------------------

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

Item 10. CERTIFICATION.
         -------------

         Not applicable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                    SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 25, 2001                  HORSLEY BRIDGE PARTNERS, INC.


                                          By:/s/Phillip Horsley
                                            ---------------------------------
                                               Phillip Horsley
                                          Its: President


                                          /s/Phillip Horsley
                                          ------------------------------------
                                               PHILLIP HORSLEY


                                          /s/Gary L. Bridge
                                          ------------------------------------
                                               GARY L. BRIDGE

                                    EXHIBIT A

                   Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them.

                                          HORSLEY BRIDGE PARTNERS, INC.


                                          By:/s/Phillip Horsley
                                            ----------------------------------
                                                Phillip Horsley
                                          Its:  President


                                          /s/Phillip Horsley
                                          ------------------------------------
                                                PHILLIP HORSLEY


                                          /s/Gary L. Bridge
                                          ------------------------------------
                                                GARY L. BRIDGE